Exhibit 10.1
AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN
EXPRESS SCRIPTS, INC. AND GEORGE PAZ
     WHEREAS, Express Scripts, Inc. (“Company”) and George Paz (“Executive”) previously entered into an employment agreement effective as of April 1, 2008, as amended and restated by that certain Executive Employment Agreement effective as of November 1, 2008 (“Employment Agreement”); and
     WHEREAS, the Company and Executive retained the right to amend the Employment Agreement in Section 6.11 thereof;
     WHEREAS, the Company and Executive desire to amend the Employment Agreement;
     NOW, THEREFORE, in consideration of the foregoing, the Company and Executive hereby agree to amend the Employment Agreement effective this 15th day of December, 2010, as follows:
1.	Section 1.14 is deleted in its entirety and replaced with the following:

“Early Retirement” means a voluntary termination of employment by Executive which is not a Tenured Retirement, provided that Executive shall have properly delivered a Notice of Retirement at least six (6) months prior to the proposed effective date of the Retirement.

2.	Section 1.27 is deleted in its entirety and replaced with the following:

“Original Effective Date” means the original effective date of the Original Agreement specified in the recitals to the Agreement.

3.	Section 2.2 is amended to add the following to the end thereof:

Subject to the provisions of Sections 4.1 through 4.5 of this Agreement, the term of Executive’s employment under this Agreement shall continue through March 31, 2014, and such continuation shall be considered a Renewal Period hereunder.

4.	The first sentence of Section 3.1 is deleted in its entirety and replaced with the following:

Effective as of April 1, 2010 and during the Employment Period, the Company shall pay Executive a base salary (“Annual Base Salary”) at the annual rate of One Millions One Hundred Thousand Dollars ($1,100,000), which shall be payable in regular installments in accordance with the Company’s usual payroll practices and shall be subject to deductions for customary withholdings, including, without limitation, federal, state, and local withholding taxes, social security taxes, and Medicare taxes.

5.	Section 4.2(a)(iv) is deleted in its entirety and replaced with the following:

The Company will pay an amount in thirty-six (36) equal monthly installments, beginning on the first day of the first month following the Termination Date (subject to the six-month delay described below), equal to the premium for continuing medical insurance under COBRA, and, following the expiration of the COBRA period, equivalent medical insurance coverage, for Executive, Executive’s spouse and any eligible dependents of Executive for a period of thirty-

six (36) months after the Termination Date; provided that, if Executive becomes eligible, as a full-time employee, for group insurance from another employer Executive shall forfeit any such future payments from the Company (the “Welfare Benefit”).
6.	Section 4.2(b) is deleted in its entirety and replaced with the following:

The Company shall pay the Severance Benefit, without interest thereon (except as described in the next sentence), in eighteen (18) substantially equal monthly installments, which installments shall be payable on the first day of each month, with the first installment payable in the first full month commencing fifteen (15) days after the Termination Date (subject to the six-month delay described in the next sentence). Notwithstanding anything herein to the contrary, any payments otherwise due under the Severance Benefit and Welfare Benefit during the first six months following the Termination Date shall be accrued and paid in a lump sum on the first day of the first month which is more than six months following the Termination Date, with a reasonable rate of interest, as determined in the Company’s sole discretion, accruing from the Termination Date until the date of payment; provided, however, in no event shall the Company pay the Severance Benefit or the Welfare Benefit prior to the date on which the general release described in this Agreement becomes effective following Executive’s proper execution and delivery thereof. Payment of the Severance Benefit and Welfare Benefit is subject to deductions for customary withholdings, including, without limitation, federal, state and local withholding taxes, social security taxes and Medicare taxes. Executive shall not be under any duty to mitigate damages in order to be eligible to receive the Severance Benefit.

7.	Subsection (b) of Section 4.3(a) is deleted in its entirety and replaced with the following:

(b) payment for the Welfare Benefit.

8.	Section 6.4 is deleted in its entirety and replaced with the following:

This Agreement constitutes the complete agreement and understanding between the parties regarding the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by and between the parties, written or oral, including, without limitation, the Original Agreement, which shall automatically terminate upon the effectiveness of this Agreement; provided, however, that this Agreement shall not supersede or modify the terms of the Nondisclosure and Noncompetition Agreement or any other nondisclosure or noncompetition agreement between Executive and the Company, and any restricted stock, stock options or other equity awards or deferred compensation shall be subject to the terms of the applicable notices or agreements; and provided further, however that this Agreement shall not supersede or modify the terms of any equity awards or special bonus awards (i.e. bonuses other than the Annual Bonus) specifically granted prior to January 1, 2008 under the Original Agreement. The applicable provisions of this Agreement amend the terms and provisions of the Incentive Plan to the extent addressed by this Agreement, as the same may have been amended prior to the date hereof, with respect to awards covered by this Agreement and made to Executive hereunder. The terms of this Agreement are amended effective December 15, 2010 and, except as specifically amended by such amendment, remain in full force in all other respects.

9.	Section 6.12 is deleted in its entirety and replaced with the following:

(a) Notwithstanding anything to the contrary herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any of its subsidiaries (collectively, the “Covered Payments”), would exceed the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) may, in the discretion of the Company, be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”), but only if and to the extent such reduced amount would provide a greater benefit to Executive than an unreduced payment that would subject Executive to an Excise Tax. In the event Executive receives reduced payments and benefits as a result of application of this Section 6.12, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between Executive and the Company or any incentive arrangement or plan offered by the Company) will be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits which are subject to Section 409A of the Code and which are due at the latest future date.

(b) Immediately upon a Change in Control, the Company shall notify Executive of any modification or reduction as a result of the application of this Section 6.12. In the event Executive and the Company disagree as to the application of this Section 6.12, the Company shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the Change in Control that resulted in the characterization of the Covered Payments as parachute payments) by the Company, and such law firm or accounting firm shall determine, at the Company’s expense, the amount to which Executive shall be entitled hereunder (and pursuant to any other agreements, incentive arrangements or plans), taking into consideration the application of this Section 6.12, and such determination shall be final and binding upon Executive and the Company.

10.	The first sentence of Section 6.16 is deleted in its entirety and replaced with the following:

Executive and the Company agree that any and all disputes between the parties hereto arising from or relating to this Agreement, and/or any release executed by Executive pursuant to the terms of this Agreement, other than under Article V (which may be enforced by the Company through specific performance or injunctive or other equitable relief), shall be submitted and decided by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement this 15th day of December, 2010.

EXPRESS SCRIPTS, INC.
By:	/s/ Maura Breen
	Name:	Maura Breen
	Title:	Compensation Committee Chairperson

Executive
/s/ George Paz
George Paz

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